Exhibit 5

NICHOLAS C. CONTE
540 983-7630
INTERNET:  conte@woodsrogers.com

February 28, 2000

Board of Directors
Bontex, Inc.
One Bontex Drive
Buena Vista, VA  24416-1500

        In Re: Registration Statement on Form S-8:  Bontex, Inc.
               Key Employee Stock Option Plan

Gentlemen:

        We have acted as counsel for you in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") pursuant to the provisions of the Securities Act of 1933, as amended, being filed with the Securities and Exchange Commission on February 28, 2000, or as soon thereafter as practicable, in respect of 60,000 shares of Company common stock which may be sold pursuant to the Bontex, Inc. Key Employee Stock Option Plan and, as such, have examined the same and the exhibits being filed therewith.

        We are generally familiar with your corporate affairs, including your organization and the conduct of the corporate proceedings relating thereto. We also have examined such of your corporate records as we have deemed necessary as the basis for this opinion. Based upon the foregoing, it is our opinion that:

        1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the Commonwealth of Virginia.

        2. The 60,000 shares of Company common stock which are the subject of the Registration Statement have been duly and validly authorized, and when issued, delivered and paid for in accordance with the terms and conditions set forth in the Registration Statement, will be validly issued, fully paid and non-assessable.

        The foregoing opinion is contingent upon the Registration Statement becoming effective. We consent to its use as an exhibit to the Registration Statement and to reference to this firm in the Prospectus, the Registration Statement and any amendments thereto.

                                Very truly yours,

                       WOODS, ROGERS & HAZLEGROVE, P.L.C.

                      s/Woods, Rogers & Hazlegrove, P.L.C.